Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Thomas A. Young, Jr.
August 1, 2006		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Reports 2nd Quarter 2006 Results
Earnings Up 29% Over Second Quarter 2005
CHANTILLY, VA — Alliance Bankshares Corporation (NASDAQ — ABVA) today reported second quarter 2006 earnings of $1.4 million, a 28.6% increase over the same period last year. For the first six months of 2006 net income was $2.6 million or 45.3% greater than the earnings for the first six months of 2005. Continued growth in the loan portfolio, a changing balance sheet mix, and the addition of the insurance company all contributed to the strong results. Earnings per share, diluted were $.24 for the quarter compared to the second quarter 2005 results of $.19. Earnings per share, diluted for the first six months of 2006 were $.43 per share compared to $.30 per share for the first six months of 2005.
Thomas A. Young, Jr., President and Chief Executive Officer of Alliance Bankshares, said, “The positive second quarter results put us squarely on target to achieve our internal goals for the year. Our loan portfolio grew to $366.8 million, or $110.2 million greater than a year ago. The combination of higher loans outstanding, stronger interest rates on those loans and a favorable deposit mix pushed our net interest income to new highs. The results of our insurance activities, which contributed $396 thousand in the first six months of 2006 to our pretax results, are also particularly gratifying. In late May, we announced that the Company had declared a three-for-twenty stock split in the form of a 15% stock dividend payable on June 30, 2006. We feel stock splits in the form of stock dividends are a positive way to reward our shareholders.”
“We experienced another challenging quarter in our mortgage operations,” said Frank H. Grace, III, President of Alliance Home Funding, LLC. “A slowing housing market and rising interest rates have dampened demand for new originations and refinancings in our area. We continue to solidify our sales team to position the company for future opportunities as the market adjusts. Our close relationship with the bank’s builder customers has been a bright spot during this period.”
Total assets were $664.6 million or $53.1 million greater than December 31, 2005 level of $611.5 million or $27.4 million lower than the June 30, 2005 level. Total deposits grew by $19.4 million or 4.2% to $480.6 million as of June 30, 2006, compared to $461.2 million as of December 31, 2005. Total deposits are down $64.1 million from the June 30, 2005 record level of $544.7 million. The decline in both assets and deposits is a function of the changing real estate market in the Washington, DC metropolitan area. Investment securities were $205.4 million as of June 30, 2006 down $23.4 million from the December 31, 2005 level of $228.8 million and down $27.0 million from the June 30, 2005 level of $232.4 million. As the loan portfolio grows, the organization remains committed to strong credit quality resulting in nominal net charge-offs and very low levels of past due loans. As of June 30, 2006, a single residential real estate loan of $223 thousand was purchased via a foreclosure process and was carried as Other Real Estate Owned “OREO”. The property was sold in late July 2006.
Our net interest margin continues to improve and in the second quarter was 3.86% or 54 basis points greater than the second quarter 2005 net interest margin of 3.32%. On a year to date basis our net interest margin was 3.75% compared to 3.34% for the same period in 2005. Although the net interest margin has risen in recent periods, the organization anticipates continued pressure on the net interest margin, as funding costs rise.
Harvey E. Johnson, Jr., Chairman of the Board of Directors said, “The diversification strategy we adopted is working as we had hoped. We are getting synergies across our business lines as we continue to capitalize on our mission: to build long term relationships by listening to our clients, understanding their needs and providing customized financial solutions that exceed their expectations.”
Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission
* All per share amounts are adjusted to reflect the three-for-twenty stock split in the form of a 15% stock dividend payable on June 30, 2006.
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
###

ALLIANCE BANKSHARES CORPORATION
Consolidated Balance Sheets

	June 30, 2006*	December 31, 2005	June 30, 2005*

	(Dollars in thousands)
ASSETS

Cash and due from banks	$26,929	$25,224	$40,783
Federal funds sold	42,370	37,522	136,484
Investment securities available-for-sale, at fair value	205,311	228,691	232,329
Investment securities held-to-maturity, at amortized cost	100	100	100

Loans held for sale	11,655	5,936	19,981
Loans, net of unearned discount and fees	366,819	304,228	256,567
less: allowance for loan losses	(4,088)	(3,422)	(2,868)

Loans, net	362,731	300,806	253,699

Premises and equipment, net	2,638	1,952	2,252
OREO	223	—	—
Other assets	12,625	11,254	6,408

TOTAL ASSETS	$664,582	$611,485	$692,036

LIABILITIES AND STOCKHOLDERS’ EQUITY

Non-interest bearing deposits	$215,612	$185,877	$267,230
Interest-bearing deposits	264,946	275,301	277,505

Total deposits	480,558	461,178	544,735

Repurchase agreements, federal funds purchased and other borrowings	83,623	58,089	66,430
Federal Home Loan Bank advances	38,000	30,000	20,000
Trust Preferred Capital Notes	10,310	10,310	10,310
Other liabilities	2,747	3,297	1,976
Commitments and contingent liabilities	—	—	—

TOTAL LIABILITIES	615,238	562,874	643,451

STOCKHOLDERS’ EQUITY	49,344	48,611	48,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$664,582	$611,485	$692,036

*	Unaudited financial results

(1)	All share amounts and dollar amounts per share have been adjusted to reflect the three-for-twenty stock split in the form of a 15% stock dividend distributed on June 30, 2006.

ALLIANCE BANKSHARES CORPORATION
Consolidated Income Statements

	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2006*	2005*	2006*	2005*
	(Dollars in thousands, except per share)
INTEREST INCOME:
Loans	$7,281	$4,222	$13,467	$7,846
Investment securities	2,362	2,373	4,808	4,528
Federal funds sold	142	367	283	570

Total interest income	9,785	6,962	18,558	12,944

INTEREST EXPENSE:
Deposits	2,342	1,762	4,355	3,279
Purchased funds and other borrowings	1,897	836	3,699	1,421

Total interest expense	4,239	2,598	8,054	4,700

Net interest income	5,546	4,364	10,504	8,244
Provision for loan losses	375	365	665	577

Net interest income after provision for loan losses	5,171	3,999	9,839	7,667

OTHER INCOME:
Deposit account service charges	62	41	102	90
Gain on sale of loans	1,201	1,159	2,266	1,783
Net gain (loss) on sale of securities	(29)	22	(101)	(5)
Other operating income	437	75	1,027	149

Total other income	1,671	1,297	3,294	2,017

OTHER EXPENSES:
Salaries and employee benefits	2,557	1,973	5,152	3,919
Occupancy expense	417	363	794	659
Equipment expense	241	247	495	434
Operating expenses	1,534	1,353	2,883	2,615

Total other expenses	4,749	3,936	9,324	7,627

INCOME BEFORE INCOME TAXES	2,093	1,360	3,809	2,057
Income tax expense	693	271	1,253	298

NET INCOME	$1,400	$1,089	$2,556	$1,759

Net income per common share, basic (1)	$0.25	$0.20	$0.46	$0.32

Net income per common share, diluted (1)	$0.24	$0.19	$0.43	$0.30

Weighted average number of shares, basic (1)	5,532,708	5,515,458	5,532,708	5,515,302

Weighted average number of shares, diluted (1)	5,932,774	5,847,229	5,921,531	5,858,316

*	Unaudited financial results

(1)	All share amounts and dollar amounts per share have been adjusted to reflect the three-for-twenty stock split in the form of a 15% stock dividend distributed on June 30, 2006.

ALLIANCE BANKSHARES CORPORATION
Consolidated Statistical Information

	June 30,	June 30,
	2006*	2005*
	(Dollars in thousands, except per share)
Performance Information:

For The Quarter Ended:
Earnings per share, basic (1)	$0.25	$0.20
Earnings per share, diluted (1)	0.24	0.19
Return on average assets	0.91%	0.75%
Return on average equity	11.30%	9.27%
Net interest margin (2)	3.86%	3.32%

For The Six Months Ended:
Earnings per share, basic (1)	$0.46	$0.32
Earnings per share, diluted (1)	0.43	0.30
Return on average assets	0.86%	0.65%
Return on average equity	10.45%	7.55%
Net interest margin (2)	3.75%	3.34%

Deposit Mix: (3)
Non-Interest Bearing Deposits/Total Deposit	44.9%	49.1%

Credit Quality Ratios: (4)
Allowance for loan losses to total loans	1.11%	1.12%
Allowance for loan losses to non-accrual loans	NM	NM
Allowance for loan losses to nonperforming assets	2.7X	1.7X
Nonperforming assets to total assets	0.23%	0.25%
Net chargeoffs to average loans	0.00%	0.00%

Capital Information:
Book value per share (1)	$8.92	$8.81
Tier I risk-based capital ratio	14.3%	17.1%
Total risk-based capital ratio	15.2%	18.0%
Leverage capital ratio	10.1%	10.4%
Total equity to total assets ratio	7.4%	7.0%

*	Unaudited financial results
(1)	All share amounts and dollar amounts per share have been adjusted to reflect the three-for-twenty stock split in the form of a 15% stock dividend distributed on June 30, 2006.

(2)	On a fully-tax equivalent basis assuming a 34% federal tax rate.

(3)	Growth from the preceding year end.

(4)	Nonperforming assets are defined as non-accrual loans, impaired loans, OREO and loans past due 90 days or more and still accruing interest.

The allowance for loan losses includes a specific allocation for impaired loans.

NM = Not Meaningful